Exhibit (a)(1)(iv)
Tender Offer by
EGL, INC.
To Purchase for Cash
Up to 9,615,000 Shares of Its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price of Not Greater Than $26.00 Nor Less Than $22.50 Per Share
THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 28, 2005, UNLESS THE TENDER OFFER IS EXTENDED.
August 30, 2005
To Our Clients:
      Enclosed for your consideration are the Offer to Purchase, dated August 30, 2005, and the related Letter of Transmittal (which, as may be amended or supplemented from time to time, together constitute the “tender offer”) in connection with the tender offer by EGL, Inc., a Texas corporation (“EGL”), to purchase for cash up to 9,615,000 shares of its common stock, par value $0.001 per share (such shares, together with all other outstanding shares of common stock of EGL, are herein referred to as the “shares”), at a price specified by its shareholders not greater than $26.00 nor less than $22.50 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer. Unless the context requires otherwise, all references to EGL’s shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of May 23, 2001, between EGL and Computershare Investor Services, L.L.C., as Rights Agent. All shares tendered and purchased will include such associated preferred stock purchase rights.
      EGL will determine a single per share price (not greater than $26.00 nor less than $22.50 per share) that it will pay for the shares properly tendered and not properly withdrawn pursuant to the tender offer taking into account the number of shares so tendered and the prices specified by tendering shareholders. EGL will select the purchase price that will allow it to purchase 9,615,000 shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the tender offer. EGL will purchase all shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.
      Shares tendered at prices in excess of the purchase price and shares not purchased because of proration or conditional tenders will be returned at EGL’s expense to the shareholders who tendered such shares promptly after the Expiration Date (as defined in the Offer to Purchase).
      As described in the Offer to Purchase, in the event the final purchase price is less than the maximum price of $26.00 per share and more than 9,615,000 shares are tendered in the tender offer at or below the purchase price, EGL intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $250 million of its shares. By way of example, if the final purchase price is $25.00 per share, EGL intends to purchase up to an additional 385,000 of its outstanding shares to the extent tendered in the tender offer. EGL also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements. See Section 1 of the Offer to Purchase.

      As described in the Offer to Purchase, if fewer than all shares properly tendered and not properly withdrawn at or below the purchase price are to be purchased by EGL, EGL will purchase tendered shares in the following order of priority:

•	First, from all holders of “odd lots” (persons who own less than 100 shares) who properly tender all their shares at or below the purchase price selected by EGL, and do not properly withdraw them before the expiration of the tender offer.

•	Second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly tender, and do not properly withdraw, shares at or below the purchase price selected by EGL.

•	Third, only if necessary to permit EGL to purchase 9,615,000 shares (or such greater number of shares as EGL may elect to purchase, subject to applicable law) from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer. See Section 6 of the Offer to Purchase.
      WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, ONLY WE, PURSUANT TO YOUR INSTRUCTIONS, CAN TENDER YOUR SHARES. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.
      Accordingly, we request instructions as to whether you wish us to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
      Please note carefully the following:

1. You may tender shares at a price not greater than $26.00 nor less than $22.50 per share or at a price determined pursuant to the tender offer, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

2. The tender offer, the proration period and withdrawal rights expire at 5:00 p.m., New York City time, on Wednesday, September 28, 2005, unless EGL extends the tender offer.

3. EGL has received commitments for debt financing to purchase the shares in the tender offer as described in Section 9 of the Offer to Purchase. The tender offer is subject to certain conditions, including EGL completing its debt financing. See Section 7 of the Offer to Purchase. The tender offer is not conditioned on any minimum number of shares being tendered.

4. The tender offer is for 9,615,000 shares, constituting approximately 20.3% of EGL’s outstanding shares as of August 24, 2005.

5. Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Investor Services, L.L.C., the Depositary, will not be obligated to pay any brokerage commissions or fees to EGL or the Dealer Manager, solicitation fees or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on EGL’s purchase of shares pursuant to the tender offer.

6. If you hold beneficially or of record an aggregate of fewer than 100 shares, and you instruct us to tender on your behalf all such shares at or below the purchase price before the Expiration Date (as defined in the Offer to Purchase) and check the box captioned “Odd Lots” on the attached Instruction Form, EGL on the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

7. If you wish to condition your tender upon the purchase of all shares tendered or upon EGL’s purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. EGL’s purchase of shares from all tenders which are so conditioned will be determined by random lot. To elect such a condition complete the section captioned “Conditional Tender” in the attached Instruction Form.

8. None of EGL, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including EGL’s reasons for making the tender offer. EGL’s directors and executive officers have informed EGL that they do not intend to tender any shares in the tender offer.

      If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning to us the Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified on the Instruction Form. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.
      YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT THE TENDER ON YOUR BEHALF BEFORE THE EXPIRATION OF THE TENDER OFFER.
      The tender offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the shares. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions the laws of which require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of EGL by Banc of America Securities LLC, the Dealer Manager for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTION FORM
With Respect to the Tender Offer by
EGL, INC.
to Purchase for Cash Up to 9,615,000 Shares of its Common Stock
(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price of Not Greater Than $26.00 Nor Less Than $22.50 Per Share
          The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 30, 2005, and the related Letter of Transmittal (which together, as amended or supplemented, constitute the “tender offer”), in connection with the offer by EGL, Inc. to purchase up to 9,615,000 shares of its common stock, par value $0.001 per share (such shares, together with all other outstanding shares of common stock of EGL, are herein referred to as the “shares”), at a price not greater than $26.00 nor less than $22.50 per share, net to the seller in cash, without interest.
          Unless the context requires otherwise, all references to EGL’s shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of May 23, 2001, between EGL and Computershare Investor Services, L.L.C., as Rights Agent. All shares tendered and purchased will include such associated preferred stock purchase rights.
          This Instruction Form will instruct you to tender to EGL the number of shares indicated below or, if no number is indicated below, all shares which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the tender offer.
NUMBER OF SHARES BEING TENDERED HEREBY:                          SHARES*

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

          CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER
(See Instruction 5 of the Letter of Transmittal)

☐	The undersigned wants to maximize the chance of having EGL purchase all the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders shares and is willing to accept the purchase price determined by EGL pursuant to the tender offer. This action will result in receiving a price per share of as low as $22.50 or as high as $26.00.
— OR —
SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER
(See Instruction 5 of the letter of Transmittal)
          By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by EGL will be purchased at the purchase price. A shareholder who desires to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered at more than one price (unless those shares were previously tendered and withdrawn).
PRICE (IN DOLLARS) PER SHARE
AT WHICH SHARES ARE BEING TENDERED

☐ $22.50	☐ $23.25	☐ $24.00	☐ $24.75	☐ $25.50
☐ $22.75	☐ $23.50	☐ $24.25	☐ $25.00	☐ $25.75
☐ $23.00	☐ $23.75	☐ $24.50	☐ $25.25	☐ $26.00
ODD LOTS
(See Instruction 6 of the Letter of Transmittal)
          To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that it is the beneficial or record owner of an aggregate of fewer than 100 shares, all of which are being tendered.

CONDITIONAL TENDER
(See Instruction 16 of the Letter of Transmittal)
          A tendering shareholder may condition his or her tender of shares upon EGL purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by EGL pursuant to the terms of the tender offer, none of the shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor. Unless this box has been checked and a minimum specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: ______________________________ shares.
          If, because of proration, the minimum number of shares designated will not be purchased, EGL may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her shares and checked the box below:

☐	The tendered shares represent all shares held by the undersigned.
          THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
SIGN HERE
Signature(s):

Account Number:

Print Name(s):

Address(es):

(Include Zip Code)
Daytime Area Code and Telephone No.:

Taxpayer Identification or Social Security Number:

Date: ______________________________ , 2005